Exhibit 99.1

Overseas Shipholding Group, Inc.
Conference Call
September 25, 2006

Operator:                           Good afternoon. My name is Elsa and I'll be your conference operator today. At this time I would like to welcome everyone to the Overseas Shipholding Group announcing the acquisition of Maritrans Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to pose a question during this time please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

                                            It is now my pleasure to turn the floor over to your host, Mr. Jim Edelson, General Counsel of Overseas Shipholding Group. Sir, you may begin your conference.

Jim Edelson:                   Thank you. Before we start let me just say the following. This conference call may contain forward-looking statements regarding OSG's and Maritrans prospects, including, without limitation, the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, the ability to attract and retain customers, anticipated utilization, future revenues, the likelihood of closing the acquisition of Maritrans and integrating its operation with OSG's operations, the projected growth of the US and world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements that's described in OSG's and Maritrans Annual Reports on Form 10-K for the year ended December 31st, 2005. Copies of these annual reports and Form 10-K are available online at www.sec.gov or on request from the applicable company.

                                           Neither company assumes any obligation to update any forward-looking statements as a result of new information or future events or developments. Given these uncertainties, readers should not place undue reliance on these forward-looking statements except for the foregoing, except for ongoing obligations disclosing material information under the Federal Securities laws neither OSG nor Maritrans is obligated to update these forward-looking statements. All the forward-looking statements contained herein are qualified by these cautionary statements.

                                           For this conference call we've prepared on OSG's website supporting slides to supplement our prepared remarks. With that out of the way I'd like to turn the call over to our Chief Executive Officer and President, Morten Arntzen, Morten?

Morten Arntzen:              Good afternoon and thanks everyone for joining our special conference call today to discuss this morning's joint announcement of a merger agreement between OSG and Maritrans. We are delighted to announce this transaction, which we believe is a compelling combination for all stakeholders of the combined entities.

                                           Before I begin let me introduce the members of the OSG management team that are here with me today in New York; we have Myles Itkin, our CFO; Jim Edelson our General Counsel; Captain Robert Johnston, our Head of Ship Operations; and Jennifer Schlueter our head of Investor Relations. And joining us from Tampa I'm pleased to introduce Jonathan Whitworth, President and CEO of Maritrans.

                                           You can turn to page three of the transaction overview.

                                           Under the terms of a definitive merger agreement signed and approved by the Board of Directors of both companies early this morning, OSG will acquire Maritrans, a leading US flag crude oil and petroleum products transportation company with $37.50 per share. Less net debt, the transaction is valued at approximately $455 million. We anticipate the transaction will be financed from a combination of cash balances on hand and credit available to us under existing facilities. We anticipate a closing date before December 31st, 2006. The transaction will be accretive to OSG's earnings per share immediately upon closing without consideration of potential synergies. Synergies which I'll go into in more detail later in this presentation.

                                           This is an important strategic acquisition for OSG. Expanding and diversifying our core business supports our objective of being a market leader in each of the segments we operate, something most of you have heard us say is the cornerstone of our long-term strategy.

                                           Since 2004 when we purchased two Jones Act product tankers the Puget Sound in Galena Bay, to last year's order for 10 Jones Act product carriers in Philadelphia, we have been active in investing in and growing our US flag presence. This combination strengthens and complements customer relationships of both OSG and Maritrans by combining complementary services to each of the major markets in the US coast-wide trade and expanded geographic footprint allows us to be more things to more people. Our US flag fleet will expand from 17 operating and new build vessels to 36.

                                           This combination expands our reach to customers in a market that our foreign based competitors cannot participate in, in a profitable way. The combination further gives us a larger platform from which to operate and grow our fleet, which includes a combined total of 13 Jones Act new builds currently under construction and scheduled for delivery between the fourth quarter of 2006 and 2010. When we combine we will have the operational platform in place to manage our already expanding business and at the same time explore further growth in the US flag and Jones Act markets.

                                           And finally our diversification strategy which we've put into motion almost three years ago was to provide shareholders a more stable based earnings stream, which we continue to add to through the time charter and contract business which represents a majority of the Maritrans fleet and the new building program. Please turn to slide four.

                                           Let me now go into a bit more detail on the benefits of the combination. We are combining two leading players in adjacent markets. The US market is roughly split between customers who chose to use tankers or barges and a significant benefit to this transaction is that there is very little customer overlap. Growing markets such as Florida, the South Atlantic and the West Coast are not serviced with pipelines to the same extent that the mid-continent and the East Coast are. With little customer overlap the combination will enable us to offer enhanced services in markets we haven't previously served, which leads me to the next point. Maritrans today is focused on the entire US Gulf trade and the East Coast and will significantly expand OSG's total US trade lane coverage.

                                           ATB's, which Maritrans operates and are building are well suited for the short haul trades, they are less expensive to build, operate and maintain the ships can access draft restricted ports, and generally operate in more weather protected bays and gulfs. Tankers on the other hand are faster and less affected by weather, offer a greater degree of flexibility for worldwide trading and have significantly greater cargo carrying flexibility. In addition to that Maritrans has lightering services in the Delaware Bay, a market that OSG doesn't participate in and one we expect will grow as refineries in the United States increase throughput. We also believe that the scale and diversity of the combined assets will provide a greater level of responsiveness for our joint customers.

                                           Finally, and quite important, we anticipate using a substantial portion of our capital construction fund towards the completion of the three ATB's under construction, which will be used for lightering operations, which are deemed a qualified use of CCF funds. And turn to page five.

                                           Similar to integrating Stelmar, which we acquired in January 2005, we believe there are numerous top and bottom line synergies going forward. We'd like to give you a sense, but at this time and not set an expectation as to the timing and level, of the type of synergies we anticipate achieving following the close of the transaction. On the top line we anticipate the ability to offer customers new services that result in the expanded geographic coverage in both short and long haul trading options at all four major US markets, Gulf, East Coast, West Coast and Alaska. The combined platform will enhance our ability in a new market such as the deep water Gulf shuttle service and build a larger lightering operation.

                                           Operationally we believe that an expanded footprint, new customer relationships and enhanced market intelligence will enable us to reduce waiting time and better manage scheduled off hire time and repair and maintenance expenditures. We believe that the integration of Stelmar during the past 18 months has prepared us to take advantage of best practices in effectively integrating fleet management. And that means best practices from Maritrans and best practices from OSG. Similar to cost synergies seen in the Stelmar acquisition we anticipate such things as reduced insurance costs and bulk purchase savings from the value of our fleet of 134 vessels will bring to these type of negotiations. Additionally there are some duplicate public company and overhead costs that can be eliminated. Turning to page six.

                                           For OSG shareholders on today's call, many of you know the US flag market is an attractive part of our diversified portfolio of assets. And it brings balance to our spot market exposure of international crude oil transportation, particularly in the VLCC segment. However, let me take a moment now to elaborate for you more about ATB's or Articulated Tug Barges. ATB's are generally used on the shorter haul intra-US Gulf Of Mexico routes, 50% of which are the Gulf of Mexico to Florida. The longer haul routes where OSG typically trades are Gulf of Mexico, the US East Coast and US West Coast. For the most part tankers are faster and less affected by weather while ATB's are more cost effective to build and operate and can more easily access draft-restricted ports. The fact is though that most Gulf coast refineries use both tankers and ATB's.

                                           Let me walk you through the three charts on the right. Total movement of petroleum products in the United States is by truck, rail, pipeline and sea and totals just over 20 million barrels per day. Blue water coast wise volume of 2.3 million barrels per day, a market we will be serving equals just 11% of the national volume transported. And that coast wise volume is roughly split between tankers and ATB's, 53/47 is what you see on the chart there. When OSG set out plans to grow and invest in the US flag market it was hard to ignore such a big part of the market opportunity and as we looked to which companies would help us remain best in class, Maritrans was a candidate, a very obvious candidate we were very interested in.

                                           With that, let me now turn the call over to Jonathan Whitworth who will, upon closing this transaction, will join OSG I'm happy to report to lead our US Flag Strategic business unit. I should add in working with Jonathan over the past few months I am confident that his leadership skills and experience will help make this acquisition a success right from the outset. Jonathan?

Jonathan Whitworth:       Thank you Morten. We are certainly excited about our prospects of working together going forward. This transaction with OSG will bring benefit to our shareholders, our customers and our employees. These are exciting times as we look ahead to bring in more service options to our customers as we grow together. Please turn to slide number seven.

                                           Some of you are not as familiar with Maritrans but let me take a few minutes to help you better understand who we are. Started over 78 years ago we have grown to become a leading marine petroleum transportation company in two primary markets. The Gulf of Mexico where we serve refining customers delivering their products into strong markets like Florida and the Delaware Bay where we lighter incoming crude carrying vessels to help keep the refineries within that region running. The Delaware Bay refining region is almost 100% dependent on water born source crude and Maritrans has been safely and efficiently offering lightering solutions in this market for over 20 years.

                                           Since 2000 we have been headquartered in Tampa, Florida, which is where the combined US flag strategic business unit will be located. As with OSG we have a strong safety culture and a desire to offer flawless marine service. Day in and day out we strive to live up to our philosophy of not one drop, not one incident and not one accident. Please turn to slide number eight.

                                           On this page, you see the comprehensive list of vessels that will be available to serve our customers after we close on combining our two companies. As you can see it's quite a diverse fleet ranging from large ATB's, tankers and dry cargo vessels and will be capable of moving crude and refined products from Alaska to the US West Coast and from the US Gulf refining regions in both the East and West Coasts. What isn't visible on this slide however, is the seafarers that work 24/7, 365 days a year delivering our customer's cargos in a safe and reliable manner. I'd also like to point out that our combined fleet will become one of the largest employers of US merchant seamen in the US Jones Act trade. Please turn to slide number nine.

                                           These two pie charts help to demonstrate what the combined entities will have as far as both the distribution of our capacities and the charter profile of the fleet. Almost 40% or 13 units of a combined fleet are new builds that will come into the fleet over the next four years and 11 of those units have multi-year charters that will generate strong top line results as well as significant margin contributions. The charter profile shows more than half of the combined units will have consistent time charters, yet will continue to have opportunities to enjoy strong spot market rates while we maintain a balanced portfolio to better serve our customers. Please turn to slide number 10.

                                           Three concepts are laid out on this slide. First our combined fleet will operate from coast to coast serving the fast growing Sun Belt and the West Coast market. Secondly the Jones Act market has certain supply characteristics that give us unique visibility into the next several years and that should be positive for Jones Act marine transportation, whether tanker or tug barge units. I will talk more about this on the following slide, but lastly our efficient tug barge units are ideally suited for the trade routes in which they are currently deployed. Please turn to slide number 11.

                                           This graph is one that I've used for some time to help stakeholders visualize the market dynamics that we believe are quite favorable. This graph shows us all the competing vessels in our size range and also shows the impact of mandatory retirement of single hull vessels due to the Oil Pollution Act of 1990. From the left you'll see that the supply of single hull vessels has been declining steadily over the last five years and that these vessels will continue to leave the fleet in the future. As you see from the line on the left side of the graph spot rates have responded well through the decline in the supply of tankers and we have seen revenue growth as a result. The graph also shows that Maritrans and OSG fleet of double hull barges and tankers, announced new buildings come into the fleet are broken out also by company. Although there is a slight increase of capacity in the years 2008 to 2010 there will still be a number of single hull vessels operating during this time. This will be important especially for OSG as we expect our combined fleet to be 80% double hull by 2008 and almost 90% double hull by 2010. Therefore the market will be bifurcated during this time and it is our belief that the double hull vessels will outperform the remaining single hull vessels.

                                           Lastly the graph also shows that as oil demand continues to grow the fact that OSG will have 13 new vessels delivered in the next four years that the supply demand imbalance occurs once again by 2011. Thanks to the combination of two great companies, both focused on customer satisfaction and continued growth, myself, and the Maritrans team, is looking forward to combining our outstanding workforce and a diverse fleet into the OSG family.

                                           With that, I'd like to turn the call back to Morten to discuss slide number 12, Morten?

Morten Arntzen:               Thank you. Before we take questions let me just make some summary comments just points to take away and emphasize. This merger combines fleets with complementary strengths and different trade routes. This diversifies OSG's US flag presence and enables us to expand service offerings to customers. The transaction is immediately accretive to earnings and synergies are expected to further enhance EPS accretion. This transaction is entirely consistent with OSG's balanced growth strategy that we have outlined for you and repeated over the last few years. We want to be leaders in crude oil, refined products, US flag and gas. We want to have a healthy blend in time and spot charts and this obviously increases our commitment to time charters and we wanted a good mix between our US flag and international flag fleet. We accomplished, we pursued all three, those objectives for this transaction.

                                           This also places OSG in position to capitalize on expected increases in coastal trade. It's not just about replacing ships that will be scrapped under OPA, it's also accommodating the growth you see in the US market. And we do this without in any way impacting our financial strength and flexibility. We will be able to continue to grow and pursue other opportunities in the other three important segments of OSG.

                                           And with that I'll open the floor up to questions.

Operator:                          Thank you. The floor is now open for questions. If you do have a question please press star, one on your telephone keypad at this time. If you wish to remove yourself from the queue press the pound key. Once again that is star, one to pose a question.

                                           Our first question is coming from Jonathan Chappell with JP Morgan. Please go ahead.

Jonathan Chappell:         Thank you and good afternoon. Morten and Myles, I wanted to address one of the comments you made both in the press release and the presentation about the acquisition being immediately accretive. I'm just wondering about some of the assumptions made in that, number one the mix between cash and financing and the assumed rates, if there are, I know you said that this includes synergies but I need G&A numbers that go into there. And then finally and probably most importantly the tax treatment and does Maritran's incomes still get taxed at a 35% rate and do you know what impact does that have on OSG's corporate income tax going forward?

Myles Itkin:                       Sure, the expectation is that the transaction will be financed predominantly through cash. Our year-end cash position is estimated to exceed what the acquisition price of Maritrans is.

Jonathan Chappell:          Okay.

Myles Itkin:                       And as it relates to EPS accretion it excludes any reference to synergies. The synergies really come across several different areas from top line revenue, enhancement through higher efficiency utilization of vessels to the normal benefits that are derived through bulk purchasing contracts and will have immediate benefit in areas of insurance, lubes, chemicals, paints, repairs and stores. As far as tax treatment is concerned the income is taxable. There is a possibility that some of it may be exempt from taxation based on some pending legislation but my suggestion is that you look at it as being taxable at 35%.

Jonathan Chappell:         With this addition to your income stream though and adding to your already large US Jones Act fleet does this threaten OSG's tax-exempt status as a larger corporate?

Myles Itkin:                       No.

Jonathan Chappell:         Okay. And then finally on the use of the cash front just curious if you can give an update on any share re-purchases that have been done this quarter and how this may or may not affect the program that was announced in June.

Myles Itkin:                       Well, it doesn't affect it in the sense of limiting it, we committed to a share re-purchase program. As a result of timing and this transaction that we've been working on we've been fundamentally precluded from re-purchasing shares, but management's and the Board's commitments to a re-purchase from the program continues.

Jonathan Chappell:         Okay, one last thing, I know Maritrans is pretty large in the ATB segment, OSG especially with the new building fleet pretty large in the product tanker, do you foresee any regulatory issues? I'm sure it's still a fragmented market but when these two fleets combine can you see any customer or regulatory complaints about too large a market share?

Myles Itkin:                      No, we, the expectation is that there's not an HSR issue that these two fleets are complementary. That it does not entail removal of competitors and should go through.

Jonathan Chappell:        All right, well thanks a lot Myles and look forward to working with you Jonathan.

Jonathan Whitworth:      Great, thank you.

Operator:                         Thank you. Our next question is coming from Scott Burk with Bear Stearns. Please go ahead.

Scott Burk:                      Hi, good morning, Morten and Jonathan, and everybody else. Listen, I had a question about how you came to the, to the acquisition price, pretty healthy premium to Maritrans close on Friday. I'm just wondering how you guys entered into negotiations and some background on that?

Myles Itkin:                       It's Myles, how are you Scott?

Scott Burk:                       Hi, Myles, good.

Myles Itkin:                      We valued this the way we look at every potential acquisition. It was based on what a DCF provided predicated upon their existing contractual business and our forward-looking rate scenario. It happened at a time where Maritrans was not trading at it's high. So consequently there was a premium driven off of what we actually thought is a lower price for Maritrans over the last 12 months.

Scott Burk:                      Okay. Yes I did note that they had, they had gotten pretty close to the price last bit, bit of last September. Let me ask you a question about the, for the ATB's, the fleet, Maritrans' fleet on average is fairly, it's fairly old, but what's the average length of service for an ATB? Or what, basically what I'm getting at is what kind of depreciation time line would you expect?

Myles Itkin:                       I'm going to let Jonathan answer that one, but I will say that we've discussed this issue at length during this process. But Jonathan why don't you take that one?

Jonathan Whitworth:      Sure. We've traditionally used 20 years of an economic life on the ATB re-builds. That's really only five years less than what you would typically use on say a brand new new build. But we know and we've been confirmed with American Bureau of Shipping, our outside third party on that, that the fleet, with regard to the fatigue life of these vessels they're 30+ years. But for economics we use 20.

Scott Burk:                        Okay.

Myles Itkin:                       Scott, remember, irrespective of age on these, these vessels have been re-built according to a patented process. As Jonathan said ABS does prescribe a 20 year life to them. They were re-built at approximately $30 million, in comparison with a new build which is three times more expensive today if not more.

Morten Arntzen:               Scott, I suggest you may want to look at it. If you look at the cost per acquisition of transport capacity here and compare that with what you've seen on other new buildings by public entities or semi-public entities over the last year, I think that will help you get comfortable with the price level that we're paying.

Scott Burk:                       Yes, it actually does look okay. I'm just wondering, so let me ask this, the 20 year life, so that is from a couple of years ago and they're re-built say they'd have 15, 16 years left is that kind of?

Myles Itkin:                       Yes, re-builds have been re-built at various points in time and including two that are currently in process.

Jonathan Whitworth:      That's right, our first one was, our first one was delivered in 1998 and we've been almost building or re-building one every year.

Scott Burk:                        Okay. And then let's see, my other question is about the anti-trust, the possible anti-trust and you've covered that already. Okay thank you.

Operator:                           Thank you. Our next question is coming from Doug Mavrinac with Jefferies & Company. Please go ahead.

Doug Mavrinac:                Great, thank you. And this question might be more geared towards Myles, is there any restrictions on the capital construction fund and the amount that can be used towards the financing of those three ATB's that are currently under construction?

Myles Itkin:                       No, it's a qualifying use in the fund. We've anticipated that the delivered costs of the vessel can and will be financed through the employment of those funds. So, approximately 240 to 250 mil.

Doug Mavrinac:               Okay, great. And then in terms of you know just operating strategies and thoughts on those, you know given that Maritrans and their dominant position in the spot market in the US, Gulf of Mexico trade, you know that said, I guess it's in contrast a little bit to OSG with some of the product tanker new buildings that are to be delivered, fixing those vessels a longer term contract, do you anticipate maintaining the current trend that has been in place for Maritrans for operating those vessels in the spot market as, given Maritran's position within that market? Or do you see maybe returning to more of a time chartered strategy for those vessels?

Myles Itkin:                       I think we have some major amount of work to do in integrating the commercial operations. We're going to be very mindful of what our joint customer bases are interested in. If you look at the new buildings, the three ATB's that Maritrans's building are already covered under a 10-year contract. We have six of our ten covered. It will be a mix. We won't be afraid to have ships in spot markets but we're going to be very mindful of what our client base is asking for. But I don't think you'll see a radical departure from where it is today if you wanted a base line for looking.

Doug Mavrinac:                Okay, great.

Morten Arntzen:              Thinking about it, Doug, 65% Maritrans business is today time charter or COA business. In reference to the three 10-year contracts so there's a material portion of that business that's contractual in nature.

Doug Mavrinac:                Right, right. Okay.

Myles Itkin:                      We think that this is a pretty good high quality stable earnings business that you're talking about.

Doug Mavrinac:               Right, right. Yes, it was just noticeable that you know that has been one of the things that has propelled Maritrans over the last year and a half to two years. You know them being able to take advantage of their position within the market. So I'm just curious as to that. But then, final question has to do with I guess the strategic vision of OSG's US Jones Act fleet and does this, is this the final piece in the puzzle in terms of you know being able to satisfy all of your customer's demand and having that scale that you guys have in the VLCC market in the product tanker market now does this give you that in your view in the US Jones Act market?

Morten Arntzen:              Yes, let me, that's an important question. I mean there are, often times transactions that are done for being able to put two companies together so you can cut expenses and things like that, that is not what this transaction is all about. If you look at OSG with our 10 ships coming in the first one coming November this year, we were going to have a need to bring on additional staff to simply manage our existing business. Maritrans similarly is at an expansion mode that might very well also have to bring on people but putting these two organizations together we are able one to have a platform of scale that will be able to manage our existing assets as well as manage the existing growth we're committed to. But it also gives us a much better platform of sufficient scale to pursue other opportunities.

                                          Those would include expanding lightering business and they have a very attractive lightering business. And there's no question that deep water gulf, which will be a Jones Act shuttle tanker business is a market that we are going to pursue. And this will give us a much better operating financials and most important of all a people platform to pursue that which is why it's very strategic. The other parts of it we've mentioned before there's some important government business including replacement tankers for the military. When we put this altogether we can both manage our existing business with the combined staff and pursue growth in this market so we're, one of the reasons we're really excited about it and one of the reasons I stressed this is a very strategic acquisition, it's because it is.

Doug Mavrinac:               Fantastic, thank you very much.

Operator:                          Thank you. Our next question is coming from Natasha Boyden with Cantor Fitzgerald. Please go ahead.

Natasha Boyden:             Good afternoon. I just wanted to find out if there were any other bidders in the process or whether or not this was just purely between OSG and Maritrans?

Myles Itkin:                        Jonathan, you should take that one right?

Jonathan Whitworth:       Sure. No there were no other bidders. We were not for sale when, excuse me, Maritrans Board and I saw this as really an excellent opportunity and a logical buyer in OSG. So that was not the case.

Natasha Boyden:             Okay, and Morten, I have to ask this given what happened with the whole Stelmar acquisition, but in your, in your view right now would you expect any other kind of counter bids to come along given what you've offered which we think is a very fair price.

Morten Arntzen:                I love it when you ask questions you know that I can't answer.

Natasha Boyden:              Isn't that my job?

Morten Arntzen:               I think the points are there's very few buyers that one have a strategic need, strategic ability to handle an acquisition like that. We clearly have the finances to do it. It's a very complementary combination of companies. It serves our need to really have a bigger staff to handle our existing business and growth. So and which is the reason we were prepared to pay the premium that we have so we think, when you look at the buyers out there, all of the strategic buyers we are clearly the one best able, best suited to make this acquisition and you know pay the kind of price we've paid.

Natasha Boyden:             Well, if it's any consolation we feel like it's a very fair price. But just, I know it's been very short period of time since you announced this acquisition but have you had any feedback at all from the customers of both OSG and Maritrans regarding the acquisition?

Jonathan Whitworth:      The customers that I've spoken to Natasha have all been quite favorable.

Natasha Boyden:              Okay.

Morten Arntzen:               Kind of one thing that I think we went back five years the biggest worry that our clients had with the markets was that people wouldn't invest. Now how are you going to do the fleet replacement and both Maritrans and OSG took the gamble of committing new building programs then and our clients have been you know, rewarded us with business for that so they're very positive. The second part of it is we both have very similar safety cultures, make flawless you know, 100% safety no broken fingers, no spills, totally reliable service at a very consistent theme in both companies.

Natasha Boyden:             Okay, great. Thank you very much.

Operator:                          Thank you. Our next question is coming from Philippe Lanier with Banc Of America Securities. Please go ahead.

Philippe Lanier:               Yes, thank you. A couple of questions, first of all going back to the acquisition and the acquisition price, I'm not as familiar with Maritrans I was just looking quickly at what the first call estimates are, it looks like you're paying close to twice the multiple in next year's earnings as you could have in buying back your own stock. I wanted to know if you could perhaps walk me and anyone else who has the same question towards understanding what the discrepancies are in those estimates and what the opportunities are in some of the new built programs and get a little bit more quantative answer in terms of how much of an earnings gap we have and to use the right multiple in valuing the company. Can you give any guidance in terms of say for instance what kind of earnings rates you'd expect on one of those new builds coming in today and any other things the market might be missing in next year's earnings?

Morten Arntzen:               Well I think you just asked me about 42 questions.

Philippe Lanier:               Yes, I know.

Morten Arntzen:               I think we'd be happy to sit down with you because I don't think I could start to tackle that question without a, my computer, my HP12C and a pencil.

Phillippe Lanier:              Well I'll simplify, it, in terms of you know assessing the value of the new builds, the two parts of the question, one how much of those new builds have already been paid down and how much still remaining of the 240 you quoted can be used for the CCF? And then second just as an example if you could if one of those new builds was delivered in today's markets what would you expect you could potentially charter that out as so we could get some assessment of earnings for that type of a ship and it's quality?

Myles Itkin:                       I think the first part, on the CCF, we believe we'll be able to use full acquisition costs, the costs 240, 250 million of CCF, which you know we had this thing on our books for quite awhile now?

Phillippe Lanier:              Yes.

Morten Arntzen:               That clearly is a very positive use of funds for us. The market for time charters for ATB's and ships of these size are in the mid-40's today.

Phillippe Lanier:               Okay.

Morten Arntzen:              You know it depends on the duration, it depends on who and you know this is not a, as a cookie cutter market and spot like market but the mid-40's is probably a pretty good, a pretty good guess Jonathan what do you think?

Phillippe Lanier:              Just skipping back to one thing that Myles had said regarding the share repurchase you said it would be precluded for the time being, could you give any guidance as to what kind of time slot you're talking about? Is that pending closure of this transaction? Is it something more lengthy?

Myles Itkin:                       It's actually somewhat shorter. We've been in blackout periods. You know how the blackout period typically works for us, which is two weeks before the end of the quarter to two days following the announcement of earnings, and when you marry that to working on an acquisition, we were just during that period precluded from re-purchasing shares.

Phillippe Lanier:              Okay.

Myles Itkin:                      Going forward we still have the same blackout period on earnings, but we don't have a pending acquisition prohibiting us from implementing that.

Phillippe Lanier:              Okay, great. And then to the synergy you were talking about for the guidance of us modeling, for G&A next year do you have a budgeted amount that Maritrans was working with for 2007? And any guidance as to how that might come down after you take out the Sarbanes Oxley costs and any other costs?

Morten Arntzen:              At this stage, it's Morten, we can't give you specifics. There's still an awful lot of work to be done on that. I think that if you look at the kind of savings that we were able to speculate and Stelmar that's directionally correct. The reality is we're going to be acquiring the P&I and all of the machinery for much bigger fleet and we expect to derive improvements the first week from that for example. But there's going to be that the integration process has begun and we are going to work on that starting tomorrow.

Phillippe Lanier:              Okay, great. Well I mean I definitely have some more questions but I'll take them off line. Thank you very much.

Operator:                          Thank you. Our next question is coming from Justine Fisher with Goldman Sachs. Please go ahead.

Justine Fisher:                 Good morning. Forgive me if these are questions that have historically been discussed while on Maritrans's conference call but I just had a few questions about the older ships in the fleet. I guess there are two barges that are currently being converted into double hulls and expanded. And I wanted to know I guess having read a little bit from Maritrans those are 30 million bucks a piece and I just wanted to know how much of that has been paid and what the Cap ex expectation is for the Maritrans fleet I guess through the end of '06 and then an annual one for maintenance going forward?

Jonathan Whitworth:      I guess I'll take that one, on the first unit the unit that's currently in the yard which is almost finished it's probably 25, 25 million of that 30 million has already been spent. On the second unit that will go in on the heels of that unit which is estimated for probably December of this year, we're looking at maybe seven or eight million so far. The reason why there's money spent before the barge actually goes in is we pre-fab all of the expansion which is the mid-body that we put in the barge.

Justine Fisher:                Okay. And then I guess the M215 it is, is the only single hull barge left in the fleet? I guess this, well no Jonathan, since you're now heading up the fleet is this going to stay in the fleet and have you yet decided whether or not you're going to retrofit that to be double hulled?

Jonathan Whitworth:       Well we've, we've obviously done it eight times or in the process of doing it eight times. And this will be our ninth single hull barge. The good news is that her OPA date is not until late 2010 so obviously Morten and myself and the rest of the US flag team will have time to decide whether or not we actually do double hull that barge. But as history would say it's probably likely.

Justine Fisher:                Okay, and then also regarding the tankers, first of all how is it going with the two tankers with, that are currently in the grain trade, just having read through the results from the second quarter, it seems as though you know those were going to be off hire for a little bit and that rates weren't that good, could you give us an update on those and have any strategic decisions been made about keeping those in the fleet?

Jonathan Whitworth:      No, strategic decisions yet. They are both currently, currently both working. We had predicted in our third quarter conference call that there was going to be a slight down time on the vessel that came out of oil and went immediately into grain. And she did exactly what we had predicted and we predicted the other vessel on the return of her trip from Africa that she would load promptly and she did. So both of them are working. Both of them are at accretive rates and I guess the decision going forward is just to see if, as long as we can keep them occupied and certainly making money as they are now it will give us two options, either to continue making money on them in the grain trade and they are still potential double hull candidates themselves. We do also have a patent for double hull in tankers.

Justine Fisher:                 How much would that cost to make those tankers double hull?

Jonathan Whitworth:       Approximately 35 million.

Justine Fisher:                 Okay. And then the, oh, the other tankers that are still in the oil trade, I know that they're double hulled but they're kind of old. Do they have phase out dates or?

Jonathan Fisher:              Currently there is no mandated phase out date if your vessel is double hulled.

Justine Fisher:                 Okay. And then the last question which I know that probably this question and also the question of where our spot rates are, the questions are rarely get answered in the Jones Act trade, at least publicly, but I was wondering first of all if you could tell us and I don't know if you've disclosed this number previously but what the level of time charter EBITDA is so that you know those, you're familiar with breaking down OSG fleet like that so I can get a better idea of how much time charter EBITDA is coming in and then also where spot rates may be? If you could answer that.

Jonathan Whitworth:        Sure, I'll give you a real good one on the time charter EBITDA because of the size of the different vessels and tug barges versus tanker we don't actually track it that way. So probably the better question and answer is on the spot market. I think Poten which is obviously Poten and Partners put out a report last week that the AR rate for the recent fixtures have been all above AR300. They've been in the AR300 to 335 range. And I think that's comparable to somewhere in the 260's in the third quarter of 2005. So as we kind of predicted once we got through the first half of the year where we had the utilization issues thanks to the refineries being out and the massive turn arounds for re-tooling for ultra low sulfur diesel, once all of that ended and the refineries came back on line it certainly started becoming more active for the spot market vessels.

Justine Fisher:                 Okay I guess if you can't answer the time charter EBITDA question could you somehow break it down? Could you give us a bit of an idea about the different costs between the barges and the tankers? Because it's one thing to know that 65% of I believe it's the revenues are on time charter but how that translates to the bottom line? Maybe something that's not as obvious?

Jonathan Whitworth:       I think a number that we've shared in the past in some of our literature is a traditional tanker versus a traditional tug barge unit is about $2.2 million a year in lower Opex on the tug barge unit. That's a sizeable amount.

Justine Fisher:                 Great, thanks a lot.

Jonathan Whitworth:       You're welcome.

Operator:                          Thank you. Our next question is coming from Terese Fabian with Sidoti & Company. Please go ahead.

Terese Fabian:                 Hi, good afternoon. Many of the questions I had have been answered of course. But I do have one question on the competitive environment that you're going to be seeing. You both have had some ambitious growth or expansion objectives in mind at some point in your time. And now you have a strong company, a strong US Jones Act fleet to work with. What kind of a competitive environment do you see in terms of like getting new clients or getting new routes and how does the rest of the US Jones Act competitive situation look to you?

Jonathan Whitworth:      I think it's really very similar to what I think of both Morten and OSG and Eric Smith as well at OSG and I felt we've all been saying recently is that you know the Jones Act trade itself is quite large and you know we're talking about tug barges and tankers but there are other areas of the Jones Act that both companies aren't in today that all fall under the same type of core competencies that both companies have and can leverage on to go in other geographical areas. I mean certainly we're expanding our geographic coverage but we're not everywhere. And I think there's still opportunities in different vessel size, different cargo types and different, different geographical areas to expand in. And in all of those the key point is that they're all Jones Act trade so we're not competing against any foreign entities. It's still just those companies in the Jones Act.

Terese Fabian:                 Well, I know a lot of the product trading takes place in the Gulf of Mexico to Florida, but how much, goes from the Gulf of Mexico up the Atlantic coast in terms of volume and is that something that OSG is into now?

Jonathan Whitworth:      The volume to the State of Florida from the Gulf coast is roughly 45 to 50%. To the East Coast it's around 15% and from the Gulf coast to the West Coast it's about 17%. Then the rest of it is just inter-West Coast and smaller movements. And we currently both actually trade in that trade. We use tug barges and tankers to go to the East Coast, OSG is just tankers. And then we both trade from the US Gulf to the West Coast with just our tankers.

Terese Fabian:                 And in terms of clients that OSG and Maritrans has now is there much of an overlap?

Morten Arntzen:              Very little overlap which is one of the you know the nice aspects of this transaction.

Jonathan Whitworth:      That's correct.

Terese Fabian:                Thank you.

Operator:                         Thank you. Our next question is coming from Louis Sarkes with Chesapeake Partners. Please go ahead.

Louis Sarkes:                  Hi, it's Louis Sarkes. Could you just tell a little bit about the background please of the transactions, how you all you know came to get together here?

Morten Arntzen:              Well, I think if you went back two, two and a half years we outlined very clearly for everybody that, that we liked the US flag and the Jones Act business. That we saw in both the replacement need and the growth need and that we wanted to expand in that area. We also outlined that in any of the segments that we were in we wanted to be a market leader in those segments. You know large enough that you can attract talent, retain people, large enough that you can take on contract and cargo commitments and new building commitments that other people couldn't. So we have been, you know last year our big step was ordering the 10 ships that Philadelphia, so far six of which have been rewarded with contracts since we took that position. We've made it no secret that we are looking at both building ships, buying second hand time chartering or looking at companies. And we are constantly evaluating this. This began with the approach direct company to company some months back. And it really is just highly consistent with our longer-term growth starting with the company. We were impressed with the things they were doing and direction of the company and thought it would be a very good fit with our business. And that's the way we pursued it.

Louis Sarkes:                  So you all approached them?

Morten Arntzen:               Yes.

Louis Sarkes:                   Okay. And what is the amount for the break-up fee?

Morten Arntzen:              It's filed, when it's filed it's about with the customary fee.

Louis Sarkes:                  Thank you very much.

Morten Arntzen: Right in the middle of the fairway.

Operator: Thank you. Our next question is coming from Rory Stewart with Simmons & Company. Please go ahead.

Rory Stewart:                  Yes, thanks. I'll try not to prolong this but I just wondered you know you've paid $450 million for Maritrans you've got I guess maybe 290, $300 million of Cap ex with the three new ATB's and 30 million a piece on the retro-fitting the double hulls. I just wondered what you felt the earnings power on an average basis or however you did your detailed analysis. You know maybe when that business becomes cash positive and what the earnings power once you had the entire fleet operational was for that business?

Morten Arntzen:               Yes, Myles, I don't know if you want ...

Myles Itkin:                       I mean, Rory, we've been trying not to provide, provide guidance but if you were to take a look street estimates of EBITDA for 2006, by 2009 it will be more than double that amount.

Rory Stewart:                   Okay, so I think that was around 50 odd million if I remember off the top of my head. I don't have it in front of me. But so you think it goes from something 50ish to 100 or so I guess?

Myles Itkin:                       100 plus.

Rory Stewart:                  All right, and just on the mechanics of the capital construction fund, I guess you have I think around 280 million if I remember correctly and kind of deferred tax value ability of 90 or so million attached to that.

Myles Itkin:                       A little over 300.

Rory Stewart:                   Okay, and so can you just walk through the mechanics of that? I guess the CCF for the 240, $250 million whatever the number is for the three new ATB's kind of just transfers itself into your fixed asset and then the tax deferred tax just unwinds or how does that work?

Myles Itkin:                       The tax basis on the acquired asset is reduced.

Rory Stewart:                   Okay.

Myles Itkin:                       So it's reduced dollar for dollar for the commitment.

Rory Stewart:                   Okay, all right, that's it for me. Thanks.

Operator:                          Thank you. Our next question is coming from Justine Fisher with Goldman Sachs. Please go ahead.

Justine Fisher:                 Hi, sorry I just had one follow-up question for Myles. I just wanted to clarify you said that you expected to have a cash balance at the end of 2006 higher than the 455 million purchase price of Maritrans? Did I hear that right earlier?

Myles Itkin:                        Prior to the transaction of course.

Justine Fisher:                Right, prior to the transaction, and so that cash balance is just you know cash flow from, it builds up through cash flow from operations from OSG's existing fleet. Are there other vessel sales that you're including in, between now and then? From the second quarter and then?

Myles Itkin:                       There is, yes there is certainly one vessel sale.

Justine Fisher:               Okay. That was the sale? So that's excluding Maritrans. Okay great thanks.

Myles Itkin:                       You're welcome.

Operator:                          Thank you. There appears to be no further questions at this time. I'll turn the floor back over to you for any further final remarks.

Morten Arntzen:               Thank you very much for joining the call. We will start tomorrow working on the integration and I think over time you'll, we'll be able to be a little bit more specific in some of the number answers but you know this is an exciting transaction for OSG and I'm looking forward to being down in Tampa tomorrow. Thank you very much.

Jonathan Whitworth:        And likewise from Maritrans, thank you.

Operator:                           Thank you. This does conclude today's teleconference. You may disconnect your lines at this time and have a wonderful day.